                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  Form 8-K

                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 15, 1998


                               PP&L Resources, Inc.
___________________________________________________________________________
          (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                   1-11459            23-2758192
___________________________________________________________________________
  (State or other jurisdiction       (Commission         (IRS Employer
        of incorporation)            File Number)        Identification
                                                               No.)


                                  PP&L, Inc.
___________________________________________________________________________
          (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                   1-905            23-0959590
___________________________________________________________________________
  (State or other jurisdiction       (Commission         (IRS Employer
        of incorporation)            File Number)        Identification
                                                               No.)

      TWO NORTH NINTH STREET, ALLENTOWN, PA.               18101-1179
___________________________________________________________________________
     (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code 610-774-5151


___________________________________________________________________________
      (Former name or former address, if changed since last report.)

5.  Other Events

	PUC Restructuring Proceeding

	Reference is made to PP&L Resources, Inc.'s (PP&L Resources') and PP&L, Inc.'s (PP&L's) Annual Reports to the SEC on Form 10-K for the year ended December 31, 1997, regarding PP&L's April 1, 1997 filing of its restructuring plan with the Pennsylvania Public Utility Commission (PUC) pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (Customer Choice Act).

	On June 15, 1998, the PUC entered its final order in PP&L's restructuring proceeding (final order). The final order states that PP&L can recover $2.864 billion (present value as of January 1, 1999) in stranded (or "transition") costs over 8-1/2 years -- i.e., through June 30, 2007. The final order also allows PP&L to earn a pretax return of 10.86% on the unamortized balance of these transition costs. However, the PUC also directed that each year's recoverable competitive transition charge ("CTC") be reduced by $70 million to reflect the annual savings associated with a reduction in depreciation on certain property at the Susquehanna Steam Electric Station. This adjustment results in a reduction of revenues of approximately $295 million on a present value basis as of January 1, 1999 over the transition period.
PP&L had requested permission to recover about $4 billion of its $4.5 billion of estimated transition costs through 2005. Most of the PUC's stranded cost disallowance was from PP&L's generation claim; recovery of stranded costs associated with regulatory assets and purchases from non-utility generators was essentially allowed in full.

	The transition costs will be recovered through the CTC. The final order provides that, beginning on January 1, 1999, PP&L will unbundle its retail electric rates to reflect separate prices for the transmission and distribution charge, the CTC and a "shopping credit." For 1999, the system average transmission and distribution rate will be 1.70 cents per kWh and the system average CTC will be 1.78 cents per kWh. The PUC subtracted from PP&L's current rates the transmission and distribution rate and the CTC. The residual component is a "shopping credit."
Applying this process, the PUC developed a PP&L system average shopping credit for 1999 of 3.73 cents per kWh for customers who choose to shop for electricity. These shopping credits vary among customer rate classes and will increase over time to reflect anticipated increases in the market price of electricity.

	The final order determines that one-third of PP&L customers will be able to choose their electricity supplier on January 1, 1999, one-third on January 2, 1999, and the remainder on January
2, 2000. PP&L is continuing to review and analyze the PUC final order.

	PP&L is considering a number of options to challenge the final order, including petitioning the PUC to reconsider its final order. PP&L also is considering an appeal to the Pennsylvania Commonwealth Court and other challenges in state and federal court. PP&L cannot predict the ultimate outcome of any potential litigation.

	PP&L Resources and PP&L are continuing to review and analyze the final order and its impact on their respective financial positions and operations. PP&L Resources and PP&L are also conducting an overall assessment of their respective financial positions in light of the final order to identify additional measures to be taken to meet the challenges of the competitive marketplace. Among other things, this assessment will include a review of operating expenses, capital expenditures and the book value of generating assets. However, as a result of this assessment, it is likely that PP&L will have to take a substantial write-off although the amount of the write-off has not yet been determined. This assessment also will include an examination of the appropriate level of PP&L Resources' common stock dividend to determine the dividend payout ratio that allows PP&L Resources to properly balance current returns to shareowners through dividends with the opportunity for growth in shareowner value through the investment of retained earnings. As a result of this examination, PP&L Resources will likely reduce its common stock dividend.

	South Western Electricity plc (SWEB)

	On June 18, 1998, PP&L Resources' subsidiary, PP&L Global, acquired an additional ownership stake in SWEB, the regional electricity company based in Bristol, England. PP&L Global, which had owned 25 percent of SWEB since 1996, purchased an additional 26 percent equity interest from its co-owner, Southern Energy Inc., which is an affiliate of Southern Company.

	The purchase price for the additional ownership was $170 million. PP&L Global, through subsidiaries, now owns 51 percent of the equity interest and 49 percent of the voting interest in SWEB. While Southern Energy will retain operating control of SWEB, PP&L Global will be increasing its role in management and on the board of directors.

	PP&L Global subsidiaries and affiliates now serve more than 2 million electric distribution customers in the U.K., Chile and El Salvador. In addition, PP&L Global owns interests in electric generation facilities in Spain, Portugal, Bolivia and Peru.

                           SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           PP&L RESOURCES, INC.
                           PP&L, INC.



                           By: ________/s/John R. Biggar_______
                                Senior Vice President-Financial


Date:  June 23, 1998